SUB-INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                          1838 INVESTMENT ADVISORS, LP
                                       AND
                          MBIA CAPITAL MANAGEMENT CORP.

                  SUB-INVESTMENT ADVISORY AGREEMENT (the "Agreement") made this 20th day of July 2004, by and between 1838 INVESTMENT ADVISORS, LP (the "Investment Adviser") and MBIA CAPITAL MANAGEMENT CORP. (the "Sub-Adviser"), which Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

                                   WITNESSETH:

                  WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement dated as of July 20, 2004 (the "Investment Advisory Agreement") with 1838 Investment Advisors Funds (the "Trust"), pursuant to which the Investment Adviser provides portfolio management services to 1838 Fixed Income Fund series of the Trust (the "Fund"); and

                  WHEREAS, the Investment Adviser wishes to enter into a contract with the Sub-Adviser to render to the Investment Adviser the following services:

                  To furnish research, analysis, advice and recommendations with respect to the purchase and sale of securities and the making of investment commitments by the Investment Adviser regarding all of the assets of the Fund, subject to oversight by the Board of Trustees of the Trust and the supervision of the Investment Adviser; and

                  WHEREAS, the Sub-Adviser is willing to perform such services on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound, the parties agree as follows:

                  1. As compensation for all services, facilities furnished and expenses borne by the Sub-Adviser under this Agreement, the Investment Adviser will pay the Sub-Adviser an annual fee, which fee shall be payable monthly in arrears. The amount of such monthly fee shall be (i) for months ending on or before December 31, 2004: zero and (ii) for months ending after December 31, 2004: 1/240th (0.05% on an annualized basis) of the net asset value of the assets in the Fund at the close of business on the last business day of the month to which the payment relates.

                  The Sub-Adviser shall send the Investment Adviser an invoice for each such monthly fee within a reasonable time after the amount of such fee is determinable, and the Investment Adviser shall pay this amount to the Sub-Adviser within 10 business days of receiving the invoice.

                  2. This Agreement shall become effective as of the date first above written, subject to the approval of the shareholders of the Fund in accordance with the provisions of the Investment Company Act of 1940, as amended (the "1940 Act").

                  3. This Agreement shall continue for a period ending two years from its effective date and thereafter, but only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees of the Trust or by a vote of the majority of the outstanding voting securities of the Fund as prescribed by the 1940 Act and only if the terms and the renewal hereof have been approved by a vote of a majority of the Trust's Trustees, who are not parties to such Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement will (i) terminate automatically without the payment of any penalty upon termination of the Investment Advisory Agreement, (ii) may be terminated by the Trust by the Board of Trustees of the Trust or by a vote of a majority of the Fund's outstanding voting securities or by the Investment Adviser without penalty upon sixty days' written notice by the Trust or the Investment Adviser to the Sub-Adviser, and (iii) may be terminated by the Sub-Adviser without penalty upon sixty days' written notice to the Investment Adviser and the Trust. This Agreement shall terminate automatically in the event of its assignment or the assignment of the Investment Advisory Agreement.

                  4. Subject to the supervision of the Board of Trustees of the Trust and the Investment Adviser, the Sub-Adviser will provide recommendations for a continuous investment program for the Fund, including investment research and management with respect to securities and investments, including cash and cash equivalents in the Fund. The Sub-Adviser will recommend to the Investment Adviser from time to time what securities and other investments should be purchased, retained or sold by the Fund. The Sub-Adviser will provide the services under this Agreement in accordance with (i) the Fund's investment objective, policies and restrictions as stated in the then effective Prospectus and Statement of Additional Information relating to the Fund (ii) any additional policies or guidelines established by the Investment Adviser or by the Board of Trustees that have been furnished to the Sub-Adviser, and (iii) the provisions of the Internal Revenue Code, as amended, applicable to "regulated investment companies" (as defined in Section 851 of the Internal Revenue Code). The Sub-Adviser further agrees that it:

                    a. will conform with all applicable provisions of law, including without limitation all applicable provisions of the 1940 Act and all applicable rules and regulations of the Securities and Exchange Commission ("SEC") and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other Federal or State agencies which now has or in the future will have jurisdiction over its activities;

                    b. (1) will recommend placement of orders, and may place orders, pursuant to its investment determinations for the Fund either directly with any broker or dealer, or with the issuer. In recommending placement of orders with brokers or dealers, the Sub-Adviser will attempt to assist the Investment Adviser to obtain the best net price and the most favorable execution of its orders. In placing orders with brokers or dealers, the Sub-Adviser will attempt to obtain the best net price and most favorable execution of its orders.

                      (2) Notwithstanding the provisions of paragraph 4(b)(1) above and subject to the policies and procedures as may be adopted by the Board of Trustees and officers of the Trust and notified to the Sub-Adviser, the Sub-Adviser is authorized to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction in such instances where the Sub-Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund and to other funds for which the Sub-Adviser exercises investment discretion.

                      (3) In no instance will securities be purchased from or sold to the Sub-Adviser or any affiliated person of the Sub-Adviser as principal. Notwithstanding the foregoing sentence, the Sub-Adviser may arrange for the execution of, or place, brokered transactions through an affiliated broker-dealer in conformity with policies and procedures for such purpose if, when, and as established by the Trustees of the Trust and notified to the Sub-Adviser and provided that such transactions comply with Rule 17e-1 under the 1940 Act in all respects; and

                  c. will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement and will provide, at its own cost, all office space and facilities necessary to furnish such services.

               5. The Investment Adviser shall be responsible for sending shareholders any documents or other information required to be sent to shareholders and otherwise acting as the contact person with the shareholders. The Investment Adviser shall be responsible for maintaining accounting records relating to the shareholders.

               6. The Sub-Adviser shall furnish the Investment Adviser and the administrator of the Fund (the "Administrator") monthly, quarterly and annual reports concerning portfolio transactions and performance of the Fund in such form as may be mutually agreed upon, and agrees to review the Fund and discuss the management of the Fund with representatives or agents of the Investment Adviser, the Administrator or the Trust at their reasonable request. The Sub-Adviser shall permit all books and records with respect to the Fund to be inspected and audited by the Investment Adviser and the Administrator at all reasonable times during normal business hours, upon reasonable notice. The Sub-Adviser shall also provide the Investment Adviser, the Administrator or the Trust with such other information and reports as may reasonably be requested by the Investment Adviser, the Administrator or the Trust from time to time, including without limitation all material as reasonably may be requested by the trustees of the Trust pursuant to Section 15(c) of the 1940 Act.

               7. The Sub-Adviser shall provide to the Investment Adviser a copy of the Sub-Adviser's Form ADV as filed with the SEC and as amended from time to time and a list of the persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Fund.

               8. The Sub-Adviser shall maintain and be bound by a Code of Ethics satisfying the requirements of Rule 17j-1 under the 1940 Act, and shall provide to the Trust a current copy of such Code of Ethics, as amended from time to time.

               9. It is expressly understood and agreed that the services to be rendered by the Sub-Adviser to the Investment Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be materially impaired thereby.

               10. When the Sub-Adviser considers that the purchase or sale of an investment is in the best interest of the Fund, as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but is not obligated to, aggregate the investments to be bought or sold in order to obtain best execution under the circumstances. The Sub-Adviser shall allocate the investments so bought or sold, and the expenses incurred in the transactions, in the manner the Sub-Adviser considers to be most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

               11. The Sub-Adviser is not obligated to buy or sell, or recommend for purchase or sale, for the Fund any investment which it or its officers, directors, affiliates or employees may buy or sell for the Sub-Adviser, for such officer's, director's, affiliate's or employee's own accounts or for the account of any of the Sub-Adviser's other clients, advisory or otherwise.

               12. The Sub-Adviser may give advice and take action with respect to other clients or funds, or for its own account, that may differ from the advice or the timing or nature of action taken with respect to the Fund.

               13. The Investment Adviser agrees that it will furnish currently to the Sub-Adviser all information reasonably necessary to permit the Sub-Adviser to give the advice called for under this Agreement and such information with reference to the Fund that is reasonably necessary to permit the Sub-Adviser to carry out its responsibilities under this Agreement (including, without limitation, the Fund's declaration of trust and bylaws, the Investment Advisory Agreement, documents filed with the SEC relating to the Fund, and resolutions, policies and procedures adopted by the Fund or the Investment Adviser relating to the Fund, and any amendments of or supplements to such documents). The Investment Adviser shall give the Sub-Adviser, prior to use, copies of all reports to shareholders, sales literature, or other material prepared for distribution to shareholders or to the public that refer to the Sub-Adviser, and shall not use such material if the Sub-Adviser reasonably objects in writing within five business days (or such other time period as may be mutually agreed) after receipt. The Investment Adviser shall advise the Sub-Adviser promptly of any transaction involving the portfolio securities of the Fund or the Sub-Adviser's services under this Agreement of which the Sub-Adviser would not otherwise have knowledge. The parties agree that they will from time to time consult and make appropriate arrangements as to specific information that is required under this paragraph and the frequency and manner with which it shall be supplied.

               14. The Sub-Adviser shall not be liable to the Investment Adviser or the Fund for any error of judgment or mistake of law or for any loss suffered by the Investment Adviser or the Fund in connection with any matters to which this Agreement relates except that nothing herein contained shall be construed to protect the Sub-Adviser against any liability by reason of the Sub-Adviser's willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reckless disregard of its obligations or duties under this Agreement.

               15. The Sub-Adviser may use the "1838" name when referring to the names of the Investment Adviser, the Trust and the Fund in connection with its activities relating to this Agreement. The Sub-Adviser acknowledges that, as between it and the Investment Adviser, and subject to this right, the Investment Adviser retains all rights to the "1838" name.

               16. Information and recommendations supplied by the Sub-Adviser in performing its obligations under this Agreement are confidential and for use only by the Investment Adviser, or such persons as the Investment Adviser designates, in connection with the Fund. Information supplied to the Sub-Adviser in connection with performing its obligations under this Agreement is confidential and for use only by the Sub-Adviser in connection with the Fund. The Sub-Adviser shall maintain and enforce adequate security procedures with respect to the documents and data relating to its responsibilities under this Agreement.

               17. In performing its duties under this Agreement, the Sub-Adviser is an independent contractor and, except as otherwise provided in this Agreement or otherwise authorized in writing, has no authority to act for or represent, or otherwise be an agent of, the Investment Adviser.

               18. No provision of this Agreement may be changed or waived except by an instrument in writing signed by the party against whom enforcement of the change or waiver is sought. No amendment of this Agreement shall be effective until approved in a manner consistent with the 1940 Act and rules and regulations thereunder and any applicable SEC exemptive order therefrom, SEC no-action letter or SEC interpretive guidance.

               19. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.

               20. Any notice to be given hereunder may be given by personal notification or by first class mail, postage prepaid, to the party specified at the address stated below:

                         a. To the Investment Adviser at:

                                    1838 Investment Advisors, LP
                                    2701 Renaissance Blvd.
                                    Fourth Floor
                                    King of Prussia, PA 19406
                                    Attn:   Timothy J. Carver

                         b. To the Sub-Adviser at:

                                    MBIA Capital Management Corp.
                                    113 King Street
                                    Armonk, NY 10504
                                    Attn:   Clifford D. Corso

                         c. To the Trust at:

                                    1838 Investment Advisors Funds
                                    2701 Renaissance Blvd.
                                    Fourth Floor
                                    King of Prussia, PA 19406
                                    Attn:   Thacher Brown

                         d. With copies to:

                                    Joseph V. Del Raso, Esquire
                                    Pepper Hamilton LLP
                                    3000 Two Logan Square
                                    18th & Arch Streets
                                    Philadelphia, PA 19103-2799

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

                                       1838 INVESTMENT ADVISORS, LP
                                       By:    Andover Management LLC
                                              its General Partner

                                       By: /s/ Timothy J. Carver
                                           --------------------------------
                                           Timothy J. Carver, Manager


                                       MBIA CAPITAL MANAGEMENT CORP.

                                       By: /s/ Clifford D. Corso
                                           ------------------------------
                                           Clifford D. Corso